Exhibit 10.18
PARTICIPATION AGREEMENT
THIS AGREEMENT made and entered into this 10th day of September, 2008, by and between Davis Operating Company, whose address is 2800 Mid-Continent Tower, Tulsa, Oklahoma 74103 (hereinafter called “DAVIS”) and NYTEX Petroleum, LLC (hereinafter called “Participant”) as to Participant’s participation in the Lakeview Area of Mutual Interest Prospects located in Pittsburg and Haskell Counties, Oklahoma.
RECITALS
DAVIS holds operating working interest ownership in certain oil, gas, and mineral leases and the leasehold estates created thereby (the “Leases”), covering lands located in Pittsburg and Haskell Counties, Oklahoma and within the Lakeview Area of Mutual Interest, hereinafter referred to as the “Contract Area”; the Prospects and Lakeview Area of Mutual Interest all described more particularly in Exhibit “A” attached hereto and made a part hereof for all purposes.
DAVIS is the Operator (hereinafter sometimes referred to as “Operator”) of the Contract Area pursuant to the Joint Operating Agreement attached hereto as Exhibit “B”.
Participant desires to acquire and DAVIS desires to sell a portion of DAVIS’ working interest in all of the Prospects and to enter into an agreement for the exploration and development of the Contract Area, hereinafter referred to as the “Agreement”.
AGREEMENT
NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:
I
ACREAGE PURCHASE
     1.1 Participant shall pay DAVIS, as a prospect entry fee, the sum of $60.00 per net leasehold acre to earn a 20.0% undivided gross Working Interest in the acreage making up each Prospect.
     1.2 All leasehold acreage shall be limited from the surface to the base of the Hartshorne formation.
     1.3 The various Leases making up each of the Prospects’ acreage are subject to royalty and overriding royalty interests, resulting in Net Revenue Interests for each of the Prospects’ leases as designated in Exhibit A attached hereto. Operating expenses for each well in each of the Contract Areas in which Participant holds a working interest shall be proportionately charged to Participant on the basis of One Hundred Percent (100%) of the Working Interest pays for One Hundred Percent (100%) of the expenses to operate the well.
II
INITIAL TEST WELLS
The Operator has drilled but not yet completed eight (8) Initial Test Wells on the eight (8) Prospects listed in Exhibit A with due diligence and in a workmanlike manner to a depth sufficient to adequately test the geological horizon(s) projected to contain hydrocarbons.
Participation Agreement — Page 1

III
COSTS OF INITIAL ACREAGE, DRILLING, COMPLETING AND PLACING INTO
PRODUCTION THE INITIAL TEST WELL ON EACH PROSPECT
     3.1 Participant shall participate in and to the drilling and completion of the eight (8) Initial Test Wells on an actual cost basis. DAVIS shall provide Participant with an Authority for Expenditure (“AFE”) for each of the eight (8) Initial Test Wells representing both drilling and completion cost estimates along with an invoice to Participant for Participant’s 20% working interest in such wells.
     3.2 Each of the eight (8) Initial Prospect Wells will occupy a quarter section, equating to 160 acres. In the event any subsequent wells are drilled within the same quarter section containing an Initial Prospect Well, Participant will have the right to participate in such subsequent well for its 20% working interest on an actual cost basis, with no additional acreage costs.
     3.3 The Cost to Drill, Test and Complete the Initial Prospect Wells are estimates. In the event the actual costs are more or less than estimated costs, Operator shall deliver Participant an accounting of the actual costs and provide Participant with either a 1) credit or refund if the actual costs are lower than the estimated costs, or 2) an invoice for the additional costs as applicable.
IV
SUBSEQUENT PROSPECTS
     4.1 Participant shall have the right to participate for its 20% working interest in any Subsequent Prospect Wells proposed to be drilled in the Contract Area. Participant shall pay a prospect entry fee for each Subsequent Prospect on the same terms as the Initial Prospect Wells as described in Item 1.1 above. The costs for drilling and completion of Subsequent Prospect Wells will be on an actual cost basis.
     4.2 DAVIS shall provide Participant written notice of a proposed Subsequent Prospect Well along with the associated net revenue interest in the leasehold acreage and Participant’s proportionate costs for the prospect entry fee, drilling and completion of such well. The Participant shall have three (3) business days from receipt of such notice to provide DAVIS with its election to participate or not participate in the proposed Subsequent Prospect Well.
V
INTEREST EARNED
     Upon completion of the Initial Prospect Wells, and each Subsequent Prospect Well, DAVIS shall assign to PARTICIPANT, without warranty of title except by, through or under assignor, an assignment of an undivided working interest (and the appropriate undivided net revenue interest equaling net revenue interest applicable to the subject Prospect leases as indicated in Exhibit A for the Initial Prospects or in the notice of Subsequent Prospect Wells delivered by DAVIS pursuant to Item 4.2 above) in the (a) Prospect Lease(s), equal to the total amount of working interest actually acquired and paid for by PARTICIPANT from DAVIS, (b) the Prospect Well and all oil, gas, and related hydrocarbons produced, saved, and marketed therefrom, (c) all other personal property and equipment located on
Participation Agreement — Page 2

the Leases, and (d) all appurtenances thereto. Such assignment shall be subject to all the terms and conditions of this Agreement and any other agreements relating to the Contract Area and existing as of the date of this Agreement. Upon the request of Participant, DAVIS shall furnish to Participant copies of the Leases and all title data and title opinions relating to the Leases in the possession of DAVIS.
VI
OPERATING AGREEMENT
     All joint operations in each of the Prospects’ Contract Areas shall be conducted in accordance with an A.A.P.L. Form 610-1989 Model Form Operating Agreement to be signed between Participant and DAVIS, attached hereto as Exhibit B. In the event of a conflict between the terms and conditions of the Operating Agreement and this Participation Agreement, the terms and conditions of this Agreement shall control.
VII
NON-COMPETE
     Participant acknowledges that all leasing within the Contract Area shall occur under the supervision of DAVIS. Participant shall not pursue the acquisition of any oil and gas leases or mineral rights (whether or not leased), directly or indirectly, within the Contract Area for the term of this Participation Agreement without first notifying DAVIS and obtaining written confirmation from DAVIS that such acquisition will not conflict with any current leasing activities. Any acquisition of oil and gas leases or mineral rights within the Contract Area by Participant without written consent from DAVIS during the term of this Participation Agreement shall be a material breach of this Participation Agreement.
VIII
ENTIRE AGREEMENT
     This Agreement constitutes the entire agreement between the parties and no waiver, representation, modification or agreement, oral or otherwise, shall affect the subject matter hereof unless and until such waiver, representation or agreement is reduced in writing and executed by an authorized representative of the parties.
IX
RELATIONSHIP OF THE PARTIES
     Except as otherwise provided, the liabilities of the Parties hereto shall be several and not joint or collective, and both Parties shall be responsible only for its share of the costs and liabilities incurred as provided hereunder. It is not the purpose or intention of this Agreement to create any partnership, mining partnership, or association, and neither this Agreement nor the operations hereunder shall be construed or considered as creating any such relationship.
X
TERM
     Subject to the other provisions of this Agreement, the same shall remain in force for the life of the oil and gas leases covering the jointly owned leased premises and any extensions or renewals thereof and new leases covering any part of a Contract Area within six months of expiration of the lease, whether by production or otherwise.
Participation Agreement — Page 3

XI
NOTICES AND PAYMENTS
All correspondence, notices and payments to DAVIS shall be delivered in person or by first-class mail as follows:
Davis Operating Company
2800 Mid-Continent Tower
Tulsa, Oklahoma 74103
XII
GENERAL
     12.1 If any provision of this Agreement shall be found void, voidable or unenforceable, the remaining provisions shall nevertheless remain in force.
     12.2 This Agreement shall be deemed for all purposes to have been made and entered into in Pittsburg County, wherein it is expressly made performable and enforceable by any court of competent jurisdiction in accordance with the laws of the State of Oklahoma, which shall govern and control the construction and application of the terms hereof.
     12.3 Participant, to the extent that he/she is current on all payment obligations under this Participation Agreement and has not violated any of the terms in Item VII “Non-Compete” above, shall have and retain the right to participate in any and all future drilling operations in the Contract Area. Absent any written agreement otherwise, such right shall be limited to participating in the referenced future drilling operations at the same participation percentage as acquired pursuant to the terms of this Participation Agreement.
XIII
PARTICIPANT ACKNOWLEDGEMENT
     13.1 With respect to the interest acquired by Participant hereunder:
       A. Participant understands that the interest described herein has not been registered pursuant to the Securities Act of 1933, as amended, nor the securities laws of any state. The interest has not been approved or disapproved by the Securities and Exchange Commission nor by the securities commission of any state.
       B. Participant acknowledges that there is to be no advertisement or public solicitation to sell the interest.
       C. Participant is purchasing the interest solely for its own account and not for resale or distribution to others and understands that DAVIS and Operator have relied upon such representation in agreeing to permit the participation in the prospect.
       E. PARTICIPATION IN OIL AND GAS EXPLORATION IS HAZARDOUS BY ITS NATURE AND INVOLVES A HIGH DEGREE OF RISK AND PARTICIPANT ACKNOWLEDGES THAT THERE IS NO ASSURANCE THAT HE WILL MAKE A PROFIT OR EVEN RECOVER HIS INVESTMENT.
Participation Agreement — Page 4

     F. Participant (i) represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of participation in the prospects; (ii) has adequate means for providing for its current needs and personal contingencies; (iii) has no need for liquidity in this investment; and (iv) can absorb the loss of such investment in its entirety.
     EXECUTED as of the day and year first above written.

DAVIS Operating Company
By:	/s/ William Davis
William Davis, President

NYTEX Petroleum, LLC
By:	/s/ Michael Galvis
Michael Galvis, President

Participation Agreement — Page 5

Exhibit “A”
to
Participation Agreement

Lakeview Contract Area
Pittsburg and Haskell Counties, Oklahoma

		Lease	Prospect
Initial Prospect Wells	Location	NRI	Acreage
Little No. 1-2	Section 2-9N-17E	79%	160
Brin No. 2-18	Section 18-9N-18E	75%	160
Monk No. 1-10	Section 10-9N-17E	79%	160
Tom No. 3-11	Section 11-9N-17E	78.795%	160
Tom No. 4-11	Section 11-9N-17E	78.795%	160
Giesla No. 1-3	Section 3-9N-17E	79%	160
Berry Patch No. 4-13	Section 13-9N-17E	79%	160
Lakeview No. 3-14	Section 14-9N-17E	79%	160
Contract Area:
Exhibit A to Participation Agreement — Page 1

Exhibit “B”
to
NYTEX 2008-11 Diversified Exploration Fund Participation Agreement
JOINT OPERATING AGREEMENT
Exhibit B to Participation Agreement — Page 1